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Weyerhaeuser Reports Fourth Quarter Results

FEDERAL WAY, Wash. (Feb. 5, 2010) – Weyerhaeuser Company (NYSE: WY) today reported a net loss of $175 million for the fourth quarter, or 83 cents per share, on net sales from continuing operations of $1.5 billion. Last year, Weyerhaeuser reported a fourth quarter net loss of $1.2 billion, or $5.73 per share, on net sales from continuing operations of $1.8 billion.

For the full year 2009, Weyerhaeuser reported a net loss of $545 million, or $2.58 per share, on net sales from continuing operations of $5.5 billion. This compares with a net loss of $1.2 billion, or $5.57 per share, on net sales from continuing operations of $8.1 billion for 2008.

SIGNIFICANT FOURTH QUARTER 2009 AFTER-TAX ITEMS

	After-Tax Gain (Charge) ($ millions)	Gain (Charge) per share (dollars)
Alternative fuel mixture credits	$77	$0.36
Real Estate asset impairments, restructuring and related charges	($67)	($0.31)
Forest Products asset impairments, closures, restructuring and other charges	($57)	($0.27)
Loss on early extinguishment of debt	($19)	($0.09)

Excluding these items, the company reported a net loss of $109 million, or 52 cents per share, in the fourth quarter of 2009.

SIGNIFICANT FOURTH QUARTER 2008 AFTER-TAX ITEMS

	After-Tax Gain (Charge) ($ millions)	Gain (Charge) per share (dollars)
Impairment of goodwill	($827)	($3.91)
Real estate-related charges	($313)	($1.48)
Ownership restructuring of Uruguay assets	$149	$0.70
Closure and restructuring activities	($33)	($0.15)
Gain on early extinguishment of debt	$21	$0.10

Excluding these items, the company reported a net loss of $209 million, or 99 cents per share, in the fourth quarter of 2008.

“The weak housing market continues to present challenges and affect our financial performance,” said Dan Fulton, president and chief executive officer. “2009 has been another tough year and our financial results are disappointing. Despite difficult market conditions, we made significant progress this past year to position ourselves to rebuild revenues and earnings. We cut costs, reduced production to meet demand, focused on cash generation, and deferred harvest to preserve the long-term values of our timberlands. With an eye to the future, we made changes across all business lines to improve long-term competitiveness, implemented plans to grow with strategic customers and announced our decision to convert to a REIT. As we enter 2010, markets continue to be challenging, but I’m confident we’re positioned to deliver significantly improved operating performance.”

SUMMARY OF FOURTH QUARTER FINANCIAL HIGHLIGHTS

Millions (except per share data)	4Q 2009	4Q 2008	Change
Net earnings (loss)	($175)	($1,212)	$1,037
Earnings (loss) per share	($0.83)	($5.73)	$4.90
Net sales from continuing operations	$1,455	$1,777	($322)

SUMMARY OF ANNUAL FINANCIAL HIGHLIGHTS

Millions (except per share data)	2009	2008	Change
Net earnings (loss)	($545)	($1,176)	$631
Earnings (loss) per share	($2.58)	($5.57)	$2.99
Net sales from continuing operations	$5,528	$8,100	($2,572)

SEGMENT RESULTS FOR FOURTH QUARTER
Contributions (Charges) to Pre-Tax Earnings

Millions	4Q 2009	4Q 2008	Change
Timberlands	$13	$62	($49)
Wood Products	($208)	($960)	$752
Cellulose Fibers	$147	($29)	$176
Real Estate	($89)	($630)	$541

TIMBERLANDS

	4Q 2009	3Q 2009	Change
Contribution to pre-tax earnings (millions)	$13	$219	($206)

4Q 2009 Performance – Excluding the pre-tax items noted below, the segment’s fourth quarter results decreased $22 million.

•	Fourth quarter 2009 included charges of $15 million for asset impairments primarily in the international manufacturing operations.
•	Third quarter 2009 included a pre-tax gain of $163 million from the sale of 140,000 acres of non-strategic timberlands in northwestern Oregon and $6 million for the sale of mineral royalties.

Fourth quarter earnings from operations were lower primarily due to the company’s decision to defer additional harvest, lower sales of non-strategic timberlands and higher logging, trucking and road costs. These reductions were partially offset by an increase in log sales realizations. Losses related to international operations, excluding the pre-tax items noted above, were $6 million compared to $4 million in third quarter.

1Q 2010 Outlook – Excluding the effect of non-strategic land sales, Weyerhaeuser expects first quarter operating earnings from the segment to be comparable to fourth quarter primarily due to improved log sales realizations offset by higher costs.

WOOD PRODUCTS

	4Q 2009	3Q 2009	Change
Charge to pre-tax earnings (millions)	($208)	($97)	($111)

4Q 2009 Performance – Excluding the pre-tax items noted below, the segment’s fourth quarter results decreased $31 million.

•	Fourth quarter 2009 included charges of $85 million for closures, restructuring and asset impairments.
•	Third quarter 2009 included charges of $5 million for closures, restructuring and asset impairments.

The higher operating loss in the fourth quarter was due to lower volumes and lower sales prices in nearly all product lines. The segment took more downtime to match lower seasonal and market demand.

1Q 2010 Outlook – Weyerhaeuser expects a lower operating loss in first quarter due to improved operating rates and anticipated sales realization improvements for lumber and OSB.

CELLULOSE FIBERS

	4Q 2009	3Q 2009	Change
Contribution to pre-tax earnings (millions)	$147	$166	($19)

4Q 2009 Performance – Excluding the pre-tax items noted below, the segment’s fourth quarter results decreased $10 million.
•	Fourth quarter 2009 included a pre-tax gain of $115 million related to alternative fuel mixture credits, compared to $122 million in the third quarter.
•	Fourth quarter also included charges of $2 million for asset impairments.

An extended annual outage at the New Bern, NC mill contributed to lower production and increased maintenance costs. Fiber and energy costs also increased in the fourth quarter. These cost increases more than offset improved sales realizations for pulp.

1Q 2010 Outlook –Excluding the effect of alternative fuel mixture credits, which ended in 2009, Weyerhaeuser expects earnings from operations for first quarter to be comparable to fourth quarter. Annual maintenance and fiber costs are expected to increase. These costs are expected to offset improved pulp price realizations.

REAL ESTATE

	4Q 2009	3Q 2009	Change
Charge to pre-tax earnings (millions)	($89)	($64)	($25)

4Q 2009 Performance – Excluding the pre-tax items noted below, the segment’s fourth quarter results improved $30 million.

•	Asset impairments, restructuring and investment-related charges were $100 million in the fourth quarter compared to $55 million in the third quarter.
•	Fourth quarter also included losses of $10 million on land and lot sales.

The contribution from the segment's operations was $21M in the fourth quarter excluding the losses on land and lot sales. Homebuilding operations closed 778 single-family homes, a 54 percent increase from third quarter. The average price of homes closed increased 7 percent from the previous quarter. Selling expenses increased primarily due to higher volumes.

1Q 2010 Outlook – Excluding asset impairments, restructuring and related charges, Weyerhaeuser expects the segment to be profitable in the first quarter. A loss is expected from single-family homebuilding operations due to seasonally lower closings; however, two commercial partnership interests were sold in January 2010 and will contribute $33 million in earnings.

ABOUT WEYERHAEUSER

Weyerhaeuser Company, one of the world’s largest forest products companies, was incorporated in 1900. In 2009, sales were $5.5 billion. It has offices or operations in 10 countries, with customers worldwide. Weyerhaeuser is principally engaged in the growing and harvesting of timber; the manufacture, distribution and sale of forest products; and real estate construction and development. Additional information about Weyerhaeuser’s businesses, products and practices is available at http://www.weyerhaeuser.com.

EARNINGS CALL INFORMATION
Weyerhaeuser will hold a live conference call at 7 a.m. Pacific (10 a.m. Eastern) on Feb. 5 to discuss fourth quarter results.

To access the conference call from within North America, dial 1-877-296-9413 (access code – 49651013) at least 15 minutes prior to the call. Those calling from outside North America should dial 1-706-679-2458 (access code – 49651013). Replays will be available for one week at 1-800-642-1687 (access code – 49651013) from within North America and at 1-706-645-9291 (access code – 49651013) from outside North America.

The call is being webcast through Weyerhaeuser’s Internet site at http://investor.weyerhaeuser.com by clicking on the “Q4 2009 Earnings Conference Call” link.

The webcast is available through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at http://www.fulldisclosure.com, Thomson’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson’s password-protected site, StreetEvents ( http://www.streetevents.com ).

FORWARD LOOKING STATEMENTS

This news release contains statements concerning the company’s future results and performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on various assumptions and may not be accurate because of risks and uncertainties surrounding these assumptions. Factors listed below, as well as other factors, may cause actual results to differ significantly from these forward-looking statements. There is no guarantee that any of the events anticipated by these forward-looking statements will occur. If any of the events occur, there is no guarantee what effect they will have on company operations or financial condition. The company will not update these forward-looking statements after the date of this news release.

Some forward-looking statements discuss the company’s plans, strategies and intentions. They use words such as “expects,” “may,” “will,” “believes,” “should,” “approximately,” “anticipates,” “estimates,” and “plans.” In addition, these words may use the positive, negative, or other variations of those terms.

This release contains forward-looking statements regarding the company’s expectations during the first quarter of 2010, including log sales realizations and operating costs in the Timberlands segment, operating rates and sales realization improvements for most of our products in the Wood Products segment, increased expenses for annual planned maintenance, fiber costs and pulp price realizations in the Cellulose Fiber segment, sales of partnership interests and home sale closings in the Real Estate segment, cost control measures, and performance of our business segments.

Major risks, uncertainties and assumptions that affect the company’s businesses and may cause actual results to differ from these forward-looking statements, include, but are not limited to:

•	the effect of general economic conditions, including the level of interest rates, availability of financing for home mortgages, strength of the U.S. dollar, employment rates and housing starts;
•	market demand for the company’s products, which is related to the strength of the various U.S. business segments and economic conditions;
•	the successful execution of internal performance plans, including restructurings and cost reduction initiatives;
•	performance of the company’s manufacturing operations, including maintenance requirements and operating efficiencies;
•	raw material prices;
•	energy prices;
•	transportation costs;
•	changes in the Company’s business support functions and support costs;
•	changes in legislation or tax rules;
•	the level of competition from domestic and foreign producers;
•	the effect of forestry, land use, environmental and other governmental regulations;
•	legal proceedings;
•	the effect of weather;
•	the risk of loss from fires, floods, windstorms, hurricanes, pest infestation and other natural disasters;
•	changes in accounting principles;
•	performance of pension fund investments and related derivatives;
•	the effect of timing of retirements and changes in the market price of company stock on charges for stock-based compensation; and
•	other factors described under “Risk Factors” in the Company’s annual report on Form 10-K.

The company also is a large exporter and is affected by changes in economic activity in Europe and Asia, particularly Japan, China and Korea. It also is affected by changes in currency exchange rates, particularly the relative value of the U.S. dollar to the euro and the Canadian dollar. Restrictions on international trade or tariffs imposed on imports also may affect the company.